As filed with the Securities and Exchange Commission on July 31, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DANA INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	26-1531856
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3939 Technology Drive Maumee, Ohio 43537	Douglas H. Liedberg, Esq. Senior Vice President, General Counsel and Secretary Dana Incorporated 3939 Technology Drive Maumee, Ohio 43537 419-887-3000
(Address of principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Dana Incorporated 2021 Omnibus Incentive Plan

(Full title of the Plan)

Copies to:

David S. Huntington, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

EXPLANATORY NOTE

On April 24, 2024, the shareholders of Dana Incorporated (“Dana” or the “Company”) approved the First Amendment to the Dana Incorporated 2021 Omnibus Incentive Plan (the “2021 Plan”) to increase the shares available by 3,070,000 shares, for a maximum aggregate number of 6,570,000 shares available.

The Company has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register the issuance of 3,070,000 shares of its Common Stock, which are reserved for issuance upon exercise of options granted, or in respect of awards to be granted, under the 2021 Plan, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2021 Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.	Registrant Information and Employee Plan Annual Information.

Dana will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537, Attention: General Counsel, Telephone number (419) 887-3000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by Dana are incorporated in this Registration Statement by reference:

1. Dana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

2. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2023 (except to the extent that information therein is deemed furnished and not filed); and

3. The description of Dana’s Common Stock set forth in Dana’s Registration Statement on Form 8-A filed January 31, 2008, and any amendments, reports or other filings filed with the Commission for the purpose of updating that description.

Except to the extent that information therein is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by Dana with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement and prior to the filing of a post- effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

Under our Third Amended and Restated Certificate of Incorporation, our directors and officers are entitled to indemnification from Dana to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). In addition, Dana may, to the fullest extent permitted by the DGCL or to such lesser extent as is determined in the discretion of the board of directors, indemnify other employees and agents of Dana. Pursuant to Section 145 of the DGCL, Dana generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Dana, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of Dana, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if the person is adjudged to be liable to Dana unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for its directors and officers.

Dana has also entered into indemnity agreements with each member of its board of directors and its officers. These agreements generally provide that, if the director or officer becomes involved in a claim (as defined in the terms and conditions of such agreement) by reason of an indemnifiable claim (as defined in the agreement), Dana will indemnify the director or officer to the fullest extent authorized by our Third Amended and Restated Certificate of Incorporation, notwithstanding any subsequent amendment, repeal or modification of the Third Amended and Restated Certificate of Incorporation, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of the claim.

The preceding discussion of Section 145 of the DGCL, Dana’s Third Amended and Restated Certificate of Incorporation and form of indemnity agreement previously filed with the Commission is not intended to be exhaustive and is qualified by Section 145 of the DGCL, the Restated Certificate of Incorporation and form of indemnity agreement.

ITEM 7.	Exemption From Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

The following documents are attached hereto or incorporated herein by reference as exhibits to this Registration Statement:

Exhibit No.	Description of Document

4.1	Third Amended and Restated Certificate of Incorporation of Dana Incorporated. Filed as Exhibit 3.1 to the Registrant’s Current Report on Form8-K filed May 2, 2018, and incorporated herein by reference.

4.2	Amended and Restated Bylaws of Dana Incorporated, effective as of May 2, 2018. Filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed May 2, 2018, and incorporated herein by reference.

5.1*	Opinion and Consent of Douglas H. Liedberg as to the legality of the securities being registered.

10.1	Dana Incorporated 2021 Omnibus Incentive Plan. Filed as Appendix A to the Registrant’s Definitive Proxy Statement filed on March 11, 2021, and incorporated herein by reference.

10.2*	First Amendment to Dana Incorporated 2021 Omnibus Incentive Plan.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Douglas H. Liedberg, legal counsel (contained in Exhibit 5.1).

24.1*	Powers of Attorney.

107*	Calculation of Registration Fee Table.

*	Filed herewith.

ITEM 9.	Undertakings.

Dana hereby undertakes:

(a)

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration

Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Dana pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

Dana hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Dana’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Dana pursuant to the foregoing provisions, or otherwise, Dana has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Dana of expenses incurred or paid by a director, officer or controlling person of Dana in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Dana will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maumee, State of Ohio, on July 31, 2024.

DANA INCORPORATED

By:	/s/ James. K. Kamsickas
James K. Kamsickas
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on July 31, 2024, by the following persons in the capacities indicated.

Signature	Title

/s/ James K. Kamsickas James K. Kamsickas	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Timothy R. Kraus Timothy R. Kraus	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Ernesto M. Hernandez* Ernesto M. Hernandez	Director

/s/ Gary Hu* Gary Hu	Director

/s/ Bridget E. Karlin* Bridget E. Karlin	Director

/s/ Michael J. Mack, Jr.* Michael J. Mack, Jr.	Director

/s/ R. Bruce McDonald* R. Bruce McDonald	Director

/s/ Steven D. Miller* Steven D. Miller	Director

/s/ Diarmuid B. O’Connell* Diarmuid B. O’Connell	Director

/s/ Keith E. Wandell* Keith E. Wandell	Director

*By:	/s/ Douglas H. Liedberg
Douglas H. Liedberg
Attorney-in-Fact
July 31, 2024